Exhibit 10.1

Lexmark International, Inc.
2013-2015 Long-Term Incentive Plan

Award Agreement

This Long-Term Incentive Plan (the "LTIP") Award Agreement (“Agreement”) between Lexmark International, Inc., a Delaware corporation (the "Company"), and the person specified on the signature page (the "Participant") is entered into as of the date set forth on the signature page hereof.

This Agreement is only a summary of the principal terms governing the LTIP.  The LTIP is subject in all respects to the terms of the Lexmark International, Inc. Stock Incentive Plan (the “Plan”). In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.  It is important that the Participant read and understand the Plan and not rely solely on the brief description that follows.  All capitalized terms used but not defined herein shall have the meaning set forth in the Plan.

Overview

The LTIP is designed to reward the achievement of a specific performance measure over a three-year period.  The Compensation and Pension Committee of the Board of Directors of the Company (the “Committee”) established the Performance Measure, as defined below, for the performance period beginning January 1, 2013 and ending December 31, 2015 (the “Performance Period”).

Depending upon the Company's attainment of the Performance Measure, the Participant may be eligible to receive a payment under the LTIP, as set forth below.

Performance Measure

The Committee has established the Company’s relative Total Shareholder Return (“TSR”) measured against the average TSR of the companies in the S&P Mid-Cap Technology Index as the performance measure for the Performance Period (the “Performance Measure”).  The calculation of TSR for the Company and for the companies in the S&P Mid-Cap Technology Index, will reflect the appreciation (depreciation) in the average closing stock prices of the Company and the companies in the S&P Mid-Cap Technology Index for the 60-day period ending December 31, 2012 (the “Initial Price”) and the average closing stock prices for the 60-day period ending December 31, 2015 (the “Closing Price”), assuming that any dividends paid are reinvested on the date such amounts are paid to their respective shareholders.

Target Opportunity

The LTIP awards are denominated in cash, but in the Committee’s sole discretion may be paid in cash, the Company’s Class A Common Stock or a combination of cash and the Company’s Class A Common Stock. For the Performance Period, your target award is [INSERT TARGET] (“Target”).

The chart below illustrates how the LTIP awards will be calculated.

TSR Percentile Rank within the S&P Mid-Cap Technology Index:	Less than 25th	25th	40th	50th	60th	70th	80th	90th or greater
LTIP Payment as a % of Target:	0%	25%	50%	100%	125%	150%	175%	200%

To the extent the Company’s TSR during the Performance Period ranks in a percentile between the 25th and 90th percentile of the S&P Mid-Cap Technology Index, then the LTIP payment shall be interpolated between the corresponding LTIP payment amounts, set forth above.  For example, if the Company’s TSR percentile rank within the S&P Mid-Cap Technology Index for the Performance Period is at the 45th percentile, the Participant shall be eligible to receive an LTIP payment equal to 75% of the Participant’s Target, subject to reduction in the Committee’s sole discretion.

Committee Discretion

The Committee may use its sole discretion in determining the amount of any payment, or no payment, to Participants under the LTIP and whether to reduce (but not increase) the amount of any payment based on any factors it deems appropriate.

Payout Timing

The Committee intends to review and approve the attainment of the Performance Measure following the end of the three-year Performance Period.  This review is expected to occur in a 2016 Committee meeting.  Payments will be made only after the Committee approval has occurred, and any such payments will be made no later than March 15, 2016.

Separation from Service

Except in the event of the death, Disability or Retirement (as defined below) of the Participant during the Performance Period, the Participant must be employed at the end of the Performance Period (December 31, 2015) to be eligible to receive a payout.  If the Participant should have a separation from service (as defined below) due to death, Disability or Retirement during the Performance Period, the payout, if any, is achieved based on the Company’s TSR percentile rank within the S&P Mid-Cap Technology Index as of the end of the Performance Period, and will be prorated based on the number of complete months of service performed during the Performance Period prior to the separation from service due to death Disability or Retirement divided by 36, and will be made only after Committee approval has occurred after the end of Performance Period, and any such payments will be made no later than March 15, 2016.  For purposes of the LTIP, “Retirement” means termination of employment on or after the date the Participant attains (i) age 65 or (i) age 55, provided the Participant has 15 years of continuous service with the Company and its Subsidiaries on such date. For purposes of the LTIP, “separation from service” shall mean a separation from service from the Company or its Subsidiaries for purposes of Code Section 409A, using the default provisions set forth in Section 1.409A-1(h) of the Treasury Regulations, or any successor regulation thereto.

Change in Control

In the event of a Change in Control during the Performance Period, the Participant shall be entitled to a payout, as soon as practicable after the Change in Control, equal to the greater of Target or the actual attainment of the Company’s TSR measured against the S&P Mid-Cap Technology Index as of the date of the Change in Control, and will be prorated based on the number of complete months of service performed during the Performance Period prior to the Change in Control divided by 36.  If a Change in Control occurs after the Performance Period ends, but prior to the date of payment, the Participant’s payout, if any, shall be based on actual attainment of the Company’s TSR measured against the S&P Mid-Cap Technology Index for the Performance Period.

Forfeiture of the Award

The Participant acknowledges that this opportunity for a long-term incentive award has been granted as an incentive to the Participant to remain employed by the Company or one of its Subsidiaries and to exert his or her best efforts to enhance the value of the Company and its Subsidiaries over the long-term. Accordingly, the Participant agrees that if he or she (a) within 12 months of a separation from service with the Company, or its Subsidiaries, accepts employment with a competitor of the Company or one of its Subsidiaries or otherwise engages in competition with the Company or one of its Subsidiaries, or (b) within 36 months of a separation from service with the Company, or its Subsidiaries, directly or indirectly, disrupts, damages, interferes or otherwise acts against the interests of the Company or one of its Subsidiaries, including, but not limited to, recruiting, soliciting or employing, or encouraging or assisting the Participant's new employer or any other person or entity to recruit, solicit or employ, any employee of the Company or one of its Subsidiaries without the Company's prior written consent, which may withheld in its sole discretion, or (c) within 36 months of a separation from service with the Company, or its Subsidiaries, disparages, criticizes, or otherwise makes any derogatory statements regarding the Company or its Subsidiaries or their directors, officers or employees, or (d) discloses or otherwise uses confidential information or material of the Company or one of its Subsidiaries, each of these constituting a harmful action, then the Participant shall immediately repay to the Company the full amount of the award received under the terms and conditions of the LTIP.  The Committee shall have the right not to enforce the provisions of this paragraph with respect to the Participant.

Participant agrees to be fully liable for any remedies available at law or in equity, including, but not limited to, injunctive relief, for any breach of this above described covenant, promise and agreement.  Participant agrees to reimburse the Company for all costs and expenses, including attorneys’ fees, incurred by the Company in enforcing the obligations of Participant.  This entire provision shall survive the termination of the Agreement and, in no manner, shall the remedies described herein be considered as the Company’s exclusive or entire remedy for Participant’s breach, non-compliance or violation of this Agreement or any other agreement that Participant may have entered into with the Company.

Tax Withholding

In the event that the payout of the award is made in Class A Common Stock of the Company, delivery of such stock shall not be made unless and until the Participant, or, if applicable, the Participant’s beneficiary or estate, has made appropriate arrangements for the payment to the Company of an amount sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other tax requirements, as determined by the Company.  To satisfy the Participant’s applicable withholding and other tax requirements, the Company may, in its sole discretion, withhold a number of shares of Class A Common Stock having an aggregate Fair Market Value on the payout date equal to the applicable amount of such withholding and other tax requirements, subject to any rules adopted by the Committee or required to ensure compliance with applicable law, including, but not limited to, Section 16 of the Securities Exchange Act of 1934, as amended.  Any cash payment made under this Agreement shall be made net of any amounts required to be withheld or paid with respect thereto (and with respect to any shares of Class A Common Stock delivered therewith) under any applicable U.S. federal, state and local and non-U.S. tax withholding and other tax requirements.

Transferability

Unless otherwise provided in accordance with the provisions of the Plan, the award granted pursuant to this Agreement may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated by the Participant, other than by will or the laws of descent and distribution.  The term “Participant” as used in this Agreement shall include any permitted transferee.

Interpretation; Construction

All powers and authority conferred upon the Committee pursuant to any term of the Plan or this Agreement shall be exercised by the Committee, in its sole discretion.  All determinations, interpretations or other actions made or taken by the Committee pursuant to the provisions of the Plan or this Agreement shall be final, binding and conclusive for all purposes and upon all persons and, in the event of any judicial review thereof, shall be overturned only if arbitrary and capricious.  The Committee may consult with legal counsel, who may be counsel to the Company or any of its Subsidiaries, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

Amendment

The Committee shall have the right to alter or amend the LTIP and this Agreement in its sole discretion, from time to time, as provided in the Plan in any manner for the purpose of promoting the objectives of the Plan, provided that no such amendment shall impair the Participant's rights under the LTIP without the Participant's consent; provided, however, the Participant’s consent shall not be required for any amendment that impairs the Participant’s rights if the amendment is required by law. Subject to the preceding sentence, any alteration or amendment to the LTIP by the Committee shall, upon adoption by the Committee, become and be binding and conclusive. The Company shall give written notice to the Participant of any such alteration or amendment of the LTIP as promptly as practical after the adoption.  This Agreement may also be amended in writing signed by both an authorized representative of the Company and the Participant.

No Guarantee of Employment or Future Incentive Awards

Nothing in the Plan or the LTIP shall be deemed to:

(a)	interfere with or limit in any way the right of the Company or any Subsidiary to terminate the Participant's employment at any time for any reason, with or without cause;

(b)	confer upon the Participant any right to continue in the employ of the Company or any Subsidiary; or

(c)	provide Participant the right to receive any Incentive Awards under the Plan in the future or any other benefits the Company may provide to some or all of its employees.

Internal Revenue Code Section 162(m)

The award opportunities set forth in this Agreement are intended to constitute “qualified performance-based compensation” within the meaning of Section 1.162-27(e) of the Treasury regulations.  The Committee will certify the achievement of the performance measures described above.

Internal Revenue Code Section 409A

The parties intend for the awards under this Agreement to comply with the requirements of Code Section 409A and the Treasury regulations or other guidance issued thereunder.  Notwithstanding any provision of the Agreement to the contrary, the Agreement shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden.

Assignability

Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Participant without the prior consent of the other party.

Applicable Law

The LTIP and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the law that might be applied under principles of conflict of laws and excluding any conflict or choice of law rule or principle that may otherwise refer construction or interpretation of the LTIP or this Agreement to the substantive law of another jurisdiction.

Jurisdiction

The Participant hereby irrevocably and unconditionally submits to the jurisdiction and venue of the state courts of the Commonwealth of Kentucky and of the United States District Court of the Eastern District of Kentucky located in Fayette County, Kentucky, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereby irrevocably agree that all claims in respect of any such action or proceeding may be heard and determined in such Kentucky state or United States federal courts located in such jurisdiction.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Participant further agrees that any action related to, or arising out of, this Agreement shall only be brought by Participant exclusively in the federal and state courts located in Fayette County, Kentucky.  Nothing in this Agreement shall affect any right that the Company may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

Section and Other Headings, Etc.

The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  In this Agreement all references to “dollars” or “$” are to United States dollars.

Severability

If any provision of this Agreement, the LTIP or the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Agreement, the LTIP or the Plan, and the Agreement, the LTIP and the Plan shall be construed and enforced as if such provision had not been included.

Survival

Any provision of this Agreement which contemplates performance or observance subsequent to any termination or expiration of this Agreement shall survive any termination or expiration of this Agreement and continue in full force and effect.

Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

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Please sign and date this Agreement to acknowledge that you have read the terms of this Agreement and understand that this LTIP award is subject to the provisions of the Plan and that you agree to the terms and conditions contained herein and therein.

LEXMARK INTERNATIONAL, INC.

By:   _______________________________
Jeri L. Isbell
Vice President of Human Resources

EXECUTIVE:

By:  ________________________________[NAME]

Date:  ________________________________

Designation of Beneficiary

In the event of my death, I hereby designate the following person, as my beneficiary, to receive any award that becomes payable upon my death pursuant to this Agreement.  I acknowledge that if I fail to designate a beneficiary, below, that any award that becomes payable upon my death shall be paid to my estate.

                                                      ________________________________
(Beneficiary Name)